An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED _____________, 2018

RAYTON SOLAR, INC.

1729 21st Street

Santa Monica, CA 90404

(310) 458-5900

www.raytonsolar.com

Up to 32,894,736 shares of our Common Stock, par value $0.0001 (“Common Stock”)

Minimum Purchase : 329 Shares ($500)

SEE “SECURITIES BEING OFFERED” AT PAGE 23

Rayton Solar, Inc. is offering a maximum of 32,894,736 shares of Common Stock on a “best efforts” basis without a minimum investment target. Since there is no minimum amount of securities that must be purchased, all investor funds will be available to the company upon commencement of this Offering upon one or more closings, which may take place at the company’s discretion, and no investor funds will be returned if an insufficient amount of shares are sold to cover the expenses of this Offering and provide net proceeds to the company.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Sales of our Common Stock will commence after the offering statement filed with the Securities and Exchange Commission is re-qualified. We currently estimate that the sale of these shares will recommence on or about _______, 2018.

There is currently no trading market for our Common Stock.

These are speculative securities. Investing in our Common Stock involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 5.

	Price to Public	Underwriting discount and commissions (1)	Proceeds to issuer (2)
Per share	$1.52	$0.00	$1.52
Total Maximum:	$50,000,000	$0.00	$50,000,000

(1)	Rayton Solar does not intend to use commissioned sales agents or underwriters.

(2)	Does not include expenses of the offering, including costs of blue sky compliance, costs of posting offering information on StartEngine.com. See “Plan of Distribution”.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being re-qualified by the Commission, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the company.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In this Offering Circular, the term “Rayton Solar” or “the company” refers to Rayton Solar, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

The Offering Circular Summary highlights information contained elsewhere and does not contain all the information that you should consider in making your investment decision. Before investing in the company’s Common Stock, you should carefully read this entire Offering Circular, including the company’s financial statements and related notes. You should consider among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

The goal of Rayton Solar is to bridge the gap between particle accelerator technology and solar energy production by creating a semiconductor processing technique that can produce solar cells that are less expensive, but more efficient, than products currently on the market.

Rayton Solar founder Andrew Yakub had a vision of affordable renewable energy for all. He originally conceived of the idea for Rayton Solar, creating the name from the words “sunray” and “proton”, when he realized how important it would be to reduce costs of solar adoption at a pivotal time in our history. He amassed a team of known expert scientists and serial entrepreneurs to bring his vision to life.

Rayton Solar was incorporated as a Delaware corporation on October 17, 2013 for the purpose of designing a manufacturing technology that would produce solar cells for photovoltaic (PV) modules, popularly known as solar panels, with significantly less waste of semiconductor material than current manufacturing processes. Rayton Solar believes that its innovative technological process has the potential to reduce the cost of manufacturing solar panels by upwards of 60% while making them 25% more efficient. Additionally Rayton Solar believes their technology can unlock ultra high efficient, lightweight, and flexible solar cells for use in applications such as consumer electronic devices, electric cars, and other devices containing batteries or requiring a wireless source of electricity.

Rayton Solar has the exclusive solar industry rights for the only particle accelerator capable of penetrating semiconductor material at a sub-10-micron level. This technology was co-engineered with Phoenix Nuclear Laboratory, referred to in this Offering Circular as PNL, and Rayton Solar believes that it is currently the only way to economically create cells that use less than 10 microns of semiconductor material, allowing the use of the highest grade materials. The particle accelerator fires a beam of ions at a semiconductor workpiece, which creates a weakened boundary along a crystalline plane at a depth proportional to the kinetic energy of the ions. A substrate is attached to the material, and a thin layer of semiconductor material, referred to as a wafer, can then be separated from the original workpiece. This uses 50 to 100 times less semiconductor material than the current industry standard method of cutting material with a diamond wire, which wastes about half the material processed. The company’s semiconductor processing technique used to slice semiconductor wafers less than 10 microns thick from an original workpiece is referred to in this Offering Circular as the “narrow Rayton process.” The particle accelerator system in its present form is not, however, capable of producing silicon wafers in the volume necessary for commercial use. One of the purposes of this offering is to provide Rayton Solar with the funds necessary to engineer the necessary particle accelerator systems so that high volume production of semiconductor wafers is possible. Significant effort by the company has already been put towards this progress including the order of the particle accelerator system and engineering of the prototype vacuum end station.

Once development of the technology is complete, the company will seek to maximize the opportunity in the solar energy market by commercializing this cost-efficient manufacturing concept. While the company intends to produce and market PV modules, it may also market solar cells for producers of PV modules, or sell wafers, or license out its right to its technology. The company may also decide to process high efficient semi conductor material, such as Gallium Arsenide, into wafers for solar cells.

In addition to the above-described unique processing technique, Rayton Solar has patented a silicon processing technique for ion implantation and exfoliation on silicon ingots and has patented an ion implantation using float-zone silicon.

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The Offering

The company is offering up to 32,894,736 shares of Common Stock for $1.52 per share. See “Plan of Distribution.” The total number of authorized shares of Common Stock is 200,000,000.

The net proceeds of this offering will be used primarily to develop and validate the company’s technology, to purchase certain assets to advance its plan to produce and market PV modules and for general corporate purposes.

The minimum investment size is $500.

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RISK FACTORS

Investing in Rayton Solar’s shares involves risk. In evaluating the company and an investment in the shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect Rayton Solar’s business, operating results or financial condition, as well as adversely affect the value of an investment in the company’s shares. The following is a summary of the most significant factors that make this offering speculative or substantially risky. The company is still subject to all the same risks that all companies in its industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

The company has realized significant operating losses to date and expects to incur losses in the future.

The company has operated at a loss since inception, and these losses are likely to continue. Rayton Solar’s net loss for 2016 was $1,835,862. Until the company achieves profitability, it will have to seek other sources of capital in order to continue operations.

The company’s auditor has issued a “going concern” opinion.

The company’s auditor has issued a “going concern” opinion on its financial statements, which means that the auditor is not sure if the company will be able to succeed as a business without additional financing.

To date, the company has not generated revenues from its principal operations and has sustained losses since inception. Because losses will continue until such time that the company can procure equipment and complete development of its manufacturing technology and because the company has no committed source of financing, the company relies on financing to support its operations. These factors, among others, raise substantial doubt about the ability of the company to continue as a going concern within one year after the date that the financial statements are issued.

Throughout 2018, the company intends to fund its operations through the sale of its securities to third parties and related parties. If the company cannot raise additional capital, it may consume all the cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the company. If the company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned operations, which could harm the business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

If the company cannot raise sufficient funds it will not succeed or will require significant additional capital infusions.

Rayton Solar is offering Common Stock in the amount of up to $50 million in this offering, but may sell much less. Even if the maximum amount is raised, the company is likely to need additional funds in the future in order to grow, and if it cannot raise those funds for whatever reason, including reasons outside the company’s control, such as another significant downturn in the economy, it may not survive. If the company does not sell all of the Common Stock it is offering, it will have to find other sources of funding in order to develop its business.

Even if Rayton Solar is successful in selling all of the Common Stock being offered, Rayton Solar’s proposed business will require significant additional capital infusions. Based on its current estimates, Rayton Solar will require at least $35 million to create a 54 megawatt, commonly abbreviated as MW, PV module manufacturing facility. This amount does not include the amount needed to manufacture the PV modules for sale. If planned operating levels are changed, higher operating costs encountered, lower sales revenue received or more time is needed to implement the business plan, more funds than currently anticipated may be required. Furthermore, in order to expand, the company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital infusions may include covenants that give creditors rights over the financial resources of the company or sales of equity securities that will dilute the holders of the company’s Common Stock.

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The company has not yet generated any revenues.

Rayton Solar has no revenues generated since its inception. There is no assurance that the company will ever be profitable or generate sufficient revenue to pay dividends to the holders of its Common Stock. The company does not believe it will be able to generate revenues without successfully achieving target market sales for the PV module to large scale project developers, large scale retailers and wholesalers, or contractors. If the company cannot raise enough funds in this financing to manufacture and sell PV modules, it will need to successfully sell its solar cells to PV module manufacturers, which will result in less revenue to the company. If that fails, then it will need to license its current and future patents, assuming the company is granted its patents that are currently pending. Rayton Solar is dependent upon the proceeds of this offering for working capital, including for the manufacture of the PV modules.

The company is an early stage company.

As an early stage company and a company developing a new technology, Rayton Solar may encounter difficulties such as unanticipated problems relating to the development and testing of its product, initial and continuing regulatory compliance, vendor manufacturing costs, production and assembly of its product, and the competitive and regulatory environments in which the company intends to operate. It is uncertain, at this stage of its development, if the company will be able to effectively resolve any such problems, should they occur. If the company cannot resolve an unanticipated problem, it may be forced to modify or abandon its business plan.

Operations could be adversely affected by interruptions of production that are beyond the company’s control.

The company plans to manufacture its own PV modules. However, if it does not raise enough money, it will sell solar cells needed to produce the PV modules, or license the technology instead. Even if it sells solar cells, the company will rely on vendors to provide silicon ingots and other material. If there are interruptions in the ability of a vendor to provide the necessary amounts of silicon ingots, the company will not be able to meet its production.

If the Joint Development Agreement with Phoenix Nuclear Labs, LLC (“PNL”) is terminated, or if PNL is unable to provide the particle accelerator that is necessary for the silicon penetration, the company’s operations could be adversely affected by interruptions of production. Without the particle accelerator provided by PNL, the company will be unable to produce its product.

The company is dependent on Phoenix Nuclear Labs, LLC for use of the particle accelerator.

The company has a Joint Development Agreement with PNL, for the development of the ion implantation system of the particle accelerator. Although all of the company’s base developments are owned by the company, any technology development through the co-engineering agreement will be owned by PNL who may license the developed technology to third parties. The company relies solely on PNL to provide the particle accelerator and the technology necessary to advance its business.

If the Joint Development Agreement with PNL is terminated, or if PNL is unable to provide the particle accelerator, the company will be unable to produce its product. Although the company may find alternative means to access an identical particle accelerator, the licensing or purchasing costs may have a material adverse effect on the financial status of the company and delay production of the PV modules and solar cells.

Even if the agreement with PNL is not terminated for any reason, the agreement allows PNL to sell the technology to third parties outside the solar industry in exchange for royalty payments that will be made to the company. Allowing others to use the technology could give competitors the chance to produce a product similar or identical to the company’s product.

Developing new products and technologies entails significant risks and uncertainties.

Rayton Solar is currently in the research and development stage and has not yet manufactured or created a PV module manufacturing facility. Delays or cost overruns in the development of the 6MW or 54MW PV module manufacturing facility and failure of the product to meet its performance estimates may be caused by unanticipated technological hurdles, difficulties in scaling up manufacturing to meet demand, changes to design or failure on the part of the company’s suppliers to deliver components as agreed. Any of these events could materially and adversely affect our operating performance and results of operations.

The company has not yet obtained UL certification.

UL certification is an industry standard that assures customers that the company brings safe products and services to the marketplace. Rayton Solar is currently not certified. Although Rayton Solar can sell solar cells to a module manufacturer without the UL certification, the UL certification is required for Rayton Solar to sell solar modules in North America. UL certification is not required to sell solar cell modules abroad, however, other certification will be required if the company plans to sell overseas. Although the company plans to test its product before placing it in the marketplace, there is no guarantee the company will receive UL certification or the certification required by any other country.

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State regulation may affect the company’s business.

New state regulations could effect whether or not customers want to buy solar panels. Regulators may want to change the law around net metering, which is a billing mechanism that credits solar energy system owners for the energy they add to the grid. If new billing mechanisms are implemented and new service charges are added, making the maintenance of solar energy more expensive, the market for solar panels may change dramatically and the company may not have a market in which to sell its product.

Federal regulation may affect the company’s business and may make solar power less desirable.

Potential federal regulations may encourage and fund small businesses to engage in federal research and development that has potential for commercialization may make solar power less desirable. For example, the Small Business Innovation Research (SBIR) program, along with other federally funded programs, aim to provide cost-efficient energy and technology to low-income homes through federal investment and research. Federal involvement and programs may trump the cost-efficiency and technology that Rayton Solar plans to provide to potential customers.

Projected financial data is included in this Offering Circular; projections are frequently inaccurate.

Projected financial data is included in "Management's Discussion and Analysis." Those projected results will only be achieved if the assumptions they are based on are correct. There are many reasons why the assumptions could be inaccurate, including customer acceptance of the company’s products, competition, general economic conditions and Rayton Solar’s own inability to execute its plans. Potential investors should take the assumptions into consideration when reading those projections, and consider whether they think the assumptions are reasonable.

A majority of the company’s Common Stock is owned by the Chief Executive Officer, whose interests may differ from those of the other stockholders.

As of the date of this Offering Circular, Andrew Yakub owns approximately 56.61% of the shares of the company’s issued and outstanding Common Stock and, assuming all of the shares of Common Stock being offered are sold, he will own approximately 45.90% of the shares of the company’s issued and outstanding Common Stock. Therefore, Mr. Yakub will be able to control the management and affairs of the company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control, which may not be in the best interest of the company’s other stockholders.

The company depends on key personnel.

Rayton Solar’s future success depends on the efforts of key personnel, especially its founder, Andrew Yakub. The loss of services of any key personnel may have an adverse affect on Rayton Solar. There can be no assurance that Rayton Solar will be successful in attracting and retaining the personnel it requires to develop and market the proposed PV module and conduct its proposed operations.

The company will require intellectual property protection and may be subject to the intellectual property claims of others.

Although the company has obtained patents to protect (a) the ion implantation using electronic grade silicon obtained by vertical zone melting, or “Float Zone silicon,” and (b) a process for manufacturing silicon wafers from float zone silicon, the issuance of patents is up to the US Patent and Trademark Office (“USPTO”). There is no guarantee that the company will be granted one or more of the patents for which it has applied or will apply in the future. If one or more of such patents are issued and if a third party challenges the validity of the Rayton Solar patents or makes a claim of infringement against the company, the federal courts would determine whether the company is entitled to patent protection. If Rayton Solar fails to successfully enforce its proprietary technology or otherwise maintain the proprietary nature of its intellectual property used in the PV module production, its competitive position could suffer. Notwithstanding Rayton Solar’s efforts to protect its intellectual property, its competitors may independently develop similar or alternative technologies or products that are equal to or superior to Raytons Solar’s solar photovoltic manufacturing technology without infringing on any of the company’s intellectual property rights or design around their proprietary technologies. There is no guarantee that the USPTO will issue one or more additional patents to Rayton Solar or that any court will rule in Rayton Solar’s favour in the event of a dispute related to Rayton Solar’s intellectual property. In the absence of patent protection, it may be more difficult for Rayton Solar to achieve commercial production of the PV modules.

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If we are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology and products, our competitive position could be harmed.

Our commercial success will depend in large part on our ability to obtain and maintain patent and other intellectual property protection in the U.S. and other countries with respect to our proprietary technology and products. We rely on trade secret, patent, copyright and trademark laws, and confidentiality and other agreements with employees and third parties, all of which offer only limited protection. We will seek to protect our proprietary position by filing and prosecuting patent applications in the United States and abroad related to our novel technologies and products that are important to our business and, to the extent permitted by local law, also record our copyrights and trademarks and take such additional reasonable steps as are available to otherwise protect our trade secrets and other intellectual property.

The steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside the United States. If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our technology and products may be adversely affected. It is also possible that we will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities until it is too late to obtain patent protection on them.

Because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, issued patents may be challenged in the courts or patent offices in the U.S. and abroad. Such challenges may result in the loss of patent protection, the narrowing of claims in such patents or the invalidity or unenforceability of such patents, which could limit the ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection for technology and products. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing. Therefore, if we file one or more patent applications to protect our technology, we cannot be certain that we will be the first to make the technology claimed in the pending patent applications, or that we will be the first to file for patent protection of such technology.

Protecting against the unauthorized use of patented technology, trademarks and other intellectual property rights is expensive, difficult and may in some cases not be possible. In some cases, it may also be difficult or impossible to detect third-party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims or recorded copyrights or trademarks, and proving any such infringement may be even more costly and difficult.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and patent protection could be reduced or eliminated for non-compliance with these requirements.

The United States Patent and Trademark Office, or U.S. PTO, and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Periodic maintenance fees on any issued patent are due to be paid to the U.S. PTO and various foreign national or international patent agencies in several stages over the lifetime of the patent. While an inadvertent lapse can, in many cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance may result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent application, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we apply for patents but fail to maintain the patent applications or any issued patents covering our products, our competitors might be able to enter the market, which would have a material adverse effect on our business.

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We may become subject to claims by third parties asserting that we or our employees have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Our commercial success depends upon our ability to develop, manufacture, market and sell our products, and to use our related proprietary technologies without violating the intellectual property rights of others. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products, including interference or derivation proceedings before the U.S. PTO. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue commercializing our products. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Under certain circumstances, we could be forced, including by court order, to cease commercializing the applicable product candidate. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our products or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their trade secrets could have a similar negative impact on our business.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful, and have a material adverse effect on the success of our business.

Competitors may infringe patents we may acquire or misappropriate or otherwise violate our intellectual property rights, including our trade secrets, even if done inadvertently. To counter infringement or unauthorized use or disclosure, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. Also, third parties may initiate legal proceedings against us to challenge the validity or scope of intellectual property rights we own. These proceedings can be expensive and time consuming. Many of our current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned by us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that the patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the value of your investment.

If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.

We rely on trade secrets to protect our proprietary technologies to the fullest extent possible. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our current and former employees, consultants, outside scientific collaborators, sponsored researchers, contract manufacturers, vendors and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, we cannot guarantee that we have executed these agreements with each party that may have or has had access to our trade secrets. Any party with whom we executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate or timely remedies for such breaches.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or completely unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they disclose such trade secrets, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third-party, our competitive position would be harmed.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our products throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may be able to export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

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Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents or other intellectual property protection, particularly those relating to pharmaceuticals, which could make it difficult for us to stop the infringement of any patents we obtain or the marketing of competing products in violation of our proprietary rights generally. As a result, proceedings to enforce our patent rights in certain foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business, and could be unsuccessful.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable; and

•	the patents of others may have an adverse effect on our business.

The company will face significant market competition.

Rayton Solar will initially be a small producer of solar cells for PV modules in a market that has many large producers and will compete against companies with large marketing budgets and established distribution channels. Rayton Solar’s particle accelerator process potentially competes with a number of accelerator technologies in the United States and abroad. Further, Rayton Solar could face competition from competitors of whom Rayton Solar is not aware that have developed or are developing technologies that will offer alternatives to the particle accelerator. Competitors could develop a particle accelerator that renders Rayton Solar’s technology less competitive than Rayton Solar believes it will become. Many existing potential competitors are well-established, have or may have longer-standing relationships with customers and potential business partners, have or may have greater name recognition, and have or may have access to significantly greater financial, technical and marketing resources. Although Rayton Solar is unaware of any other company that has created a particle accelerator that can penetrate semiconductor material at a sub-10-micron level, it is possible that another solar company is doing so in secret. At this time Rayton Solar does not represent a significant competitive presence in the solar cells market.

There is no current market for the company’s shares

There is no established public trading market for the resale of Rayton Solar’s Common Stock. However, the company is actively exploring plans to apply for or otherwise seek trading or quotation of the company’s Common Stock on an over-the-counter market or exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares of Common Stock as collateral.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares an investor owns.

Immediate dilution

An early-stage company typically sells its securities to its founders and early employees at very low prices because, in most cases, they provide services to the business but are not paid market wages. Likewise, when a business is seeking financing to begin its operations, the prices at which it may sell its securities to early investors, often family members or friends, are low. (Collectively, we refer to the founders and early private placement investors as the “Primary Investors”.) Later in its development, when the business seeks cash investments from new, unrelated investors, like you, the new investors often pay a higher price for their shares than the price paid by the Primary Investors. This means that the book value per share of the Common Stock you purchase is diluted because the book value of per share of all the shares is the same, but you paid more for your shares than the Primary Investors paid for their shares.

The following tables compare the price that investors in this offering will pay for their shares assuming the sale of 25%, 50%, 75% and 100% of the Common Stock we are offering with the effective cash price paid by the Primary Investors.

25% or $12,500,000:

					Average
	Shares Purchased		Total Consideration		Price Per
	Number	Percent	Amount	Percent	Share
Founders	80,500,000	53.96%	$70,500	0.342%	$0.0009
Private placement investors	56,919,968	38.15%	2,683,545	12.998%	$0.0471
Previous Reg A+ Investors	3,547,225	2.38%	$5,391,782	26.116%	$1.52
New investors	8,223,684	5.51%	12,500,000	60.545%	$1.52
Total	149,190,877	100.0%	$20,645,827	100.0%	$0.1383

50% or $25,000,000:

					Average
	Shares Purchased		Total Consideration		Price Per
	Number	Percent	Amount	Percent	Share
Founders	80,500,000	51.14%	$70,500	0.213%	$0.0009
Private placement investors	56,919,968	36.16%	2,683,545	8.069%	$0.0471
Previous Reg A+ Investors	3,547,225	2.25%	$5,391,782	16.267%	$1.52
New investors	16,447,368	10.45%	25,000,000	75.424%	$1.52
Total	157,414,561	100.0%	$33,145,827	100.0%	$0.2106

75% or $37,500,000:

					Average
	Shares Purchased		Total Consideration		Price Per
	Number	Percent	Amount	Percent	Share
Founders	80,500,000	48.60%	$70,500	0.154%	$0.0009
Private placement investors	56,919,968	34.36%	2,683,545	5.879%	$0.0471
Previous Reg A+ Investors	3,547,225	2.14%	$5,391,782	11.812%	$1.52
New investors	24,671,052	14.90%	37,500,000	82.154%	$1.52
Total	165,638,245	100.0%	$45,645,827	100.0%	$0.2756

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100% or $50,000,000:

					Average
	Shares Purchased		Total Consideration		Price Per
	Number	Percent	Amount	Percent	Share
Founders	80,500,000	46.30%	$70,500	0.121%	$0.0009
Private placement investors	56,919,968	32.74%	2,683,545	45%	$0.0471
Previous Reg A+ Investors	3,547,225	2.04%	$5,391,782	9.273%	$1.52
New investors	32,894,736	18.92%	50,000,000	85.991%	$1.52
Total	173,861,929	100.0%	$52,754,045	100.0%	$0.3344

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2015 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION

Plan of Distribution

Rayton Solar is offering a maximum of 32,894,736 shares of Common Stock on a “best efforts” basis.

Rayton Solar is not selling the shares through commissioned sales agents or underwriters. The company will use its existing website, www.raytonsolar.com, to provide notification of the offering. Persons who desire information will be directed to www.StartEngine.com, a website owned and operated by an unaffiliated third party that provides technology support to issuers engaging in Regulation A Offerings.

The company will pay StartEngine for its services in hosting the offering of the shares on its online platform. This compensation consists of: (i) $50 per investor in cash paid when such investor deposits funds into escrow; (ii) a warrant to purchase that number of shares of Common Stock determined by dividing (A) the product of (x) the number of individual investors times and (y) $50 by (B) 30% of $1.52 (the issue price to the investors). Start Engine does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying a broad selection of issuers listed on the platform. If each investor were only to invest the minimum subscription amount of $500, the company estimates the maximum fee that could be due to StartEngine for the aforementioned fees would be $5,000,000 if it achieved the maximum offering proceeds. An assumption of $3,000 for the investment amount was used, which corresponds to the current average investment size for reservations during the “test the waters” period, in estimating the fees due in the “Use of Proceeds to Issuer” below.

The company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the startengine.com website.

The company is offering its securities in all states other than Texas, Florida, Arizona and North Dakota. In the event the company makes arrangements with a broker-dealer to sell into these states, it will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission, the company will accept tenders of funds to purchase the shares. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be held by Provident Trust Group LLC, the escrow agent, and will be transferred to the company upon closing. A closing will occur each time the company accepts funds (after the first closing, directly from the investors). Upon closing, funds tendered by investors will be made available to the company for its use.

Process of Subscribing

Prospective investors who submitted non-binding indications of interest during the “test the waters” period, will receive an automated message from StartEngine indicating that the offering is open for investment. You will be required to complete a subscription agreement in order to invest. The subscription agreement can only be completed on www.StartEngine.com. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence). The subscription agreement must be delivered to Rayton Solar and you may either mail or wire funds for the subscribed amount in accordance with the instructions stated in the subscription agreement. The subscription agreements will be reviewed for completeness by Provident Trust Group LLC.

The company has agreed to pay FundAmerica LLC (now JumpStart Securities, LLC), a technology service provider, a license fee of $500 per month and $7.50 per transaction processed. In addition, the company will pay Provident Trust Group LLC (i) $500 for escrow account set up fee, (ii) $25 per month for so long as the Offering is being conducted, but in no event longer than two years ($600 in total fees), (iii) $2 per domestic investor for anti-money laundering check (up to $60 for international investors), (iv) $5.00 per investor (one-time accounting fee upon receipt of funds), (v) a cash management fee of 0.0025% of funds processed and (vi) any applicable fees for fund transfers (ACH $0.50, check $10, wire $15 or $35 for international). This assumption for the investment amount was used in estimating the fees due in the “Use of Proceeds to Issuer” below.

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USE OF PROCEEDS TO ISSUER

The company estimates that, at a per share price of $1.52, the net proceeds from the sale of the 32,894,736 shares in this offering will be approximately $46,025,026, after deducting the estimated offering expenses of approximately $974,974 (including, payment to StartEngine, Jump Start Securities LLC, marketing, other legal and accounting professional fees and other expenses).

The table below shows the net proceeds the company would receive from this offering assuming the sale of 25%, 50%, 75% and 100% of the Common Stock we are offering. There is no guarantee that we will be successful in selling any of the Common Stock we are offering.

	25%	50%	75%	100%
Common stock sold	8,223,684	16,447,368	24,671,052	32,894,736
Gross proceeds	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Offering expenses	$1,244,993	$2,154,987	$3,064,980	$3,974,974
Net proceeds to the company	$11,255,007	$22,845,013	$34,435,020	$46,025,026

The table below sets forth the manner in which the company intends to use the net proceeds it receives from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Common Stock the company is offering. All amounts listed below are estimates.

	25%	50%	75%	100%
Equipment	$2,835,000	$8,910,000	$13,975,000	$19,200,000
PV materials	$770,000	$3,510,000	$5,500,000	$7,500,000
Salaries and wages, including research and development costs	$1,455,000	$2,420,000	$3,795,000	$5,225,000
Rent, utilities and overhead	$322,270	$375,000	$425,000	$500,000
Patents, engineering, and lab fees	$170,000	$300,000	$420,000	$500,000
Miscellaneous expenses (including legal, public relations, and other vendor expenses)	$120,000	$390,000	$600,000	$800,000
Discounts and returns	$59,400	$185,000	$290,000	$400,000
Operating funds	$2,373,337	$3,605,013	$6,280,019	$8,750,026
TOTAL	$8,405,007	$19,995,013	$31,585,020	$43,175,026

Depending on the amount of Common Stock sold in the offering, the company intends to purchase various quantities of the following equipment, which is critical to its business operations strategy.

Assets
Particle Accelerator	$2,385,000 (Phoenix Nuclear Laboratories)
RTA Machinery	$300,000 (Various Vendors)
PV Raw Material	$50,000 (Various Vendors)

For example, if the company is able to raise $35 million in this offering, it plans to use $18.4 million to purchase 8 particle accelerators and exponentially more raw material supplies to manufacture 54MW PV modules.

The company reserves the right to change the above use of proceeds if management believes it is in the best interest of the company.

The allocation of the net proceeds of the offering set forth above represents the company’s estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions and its future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the company’s management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of the company’s actual expenditures will depend upon numerous factors, including market conditions, cash generated by the company’s operations (if any), business developments and the rate of the company’s growth. The company may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

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In the event that the company does not raise the entire amount it is seeking, then the company may attempt to raise additional funds through private offerings of its securities or by borrowing funds. The company does not have any committed sources of financing.

THE COMPANY’S BUSINESS

Overview

Rayton Solar was incorporated in the State of Delaware on October 17, 2013. The company’s goal is to develop the most cost-efficient source of renewable energy through ion implanted, ultra-thin, float zone silicon photovoltaic modules (“PV Modules”). Photovoltaics (“PV”) is a method of converting solar energy into direct current electricity using semiconducting materials that exhibit the photovoltaic effect.A solar photovoltaic module (solar panel) is composed of individual photovoltaic cells (solar cells). This crystalline-silicon module comprises 60 solar cells and has an aluminum frame and glass on the front. A photovoltaic system employs solar panels composed of a number of solar cells to supply usable solar power.

With the use of solar energy increasing after the US economic downturn post-2007, and tax incentives ending in 2021, the company seeks to maximize the opportunity in the solar energy market by commercializing the manufacturing concept described below, which the company believes will be more cost effective and efficient than current manufacturing techniques.

Principal Products and Services

Rayton Solar intends to use its technology to develop, manufacture, and sell ion implanted, ultra-thin, float zone silicon PV modules to wholesalers, contractors, developers, and consumers of solar energy panels. Additionally Rayton plans to provide ultra high efficiency solar cells for use in consumer electronic devices, electric cars, and battery operated devices or other devices requiring a wireless charge.

Technology

Solar energy is expensive because of the existing technique used to create PV modules, which creates silicon waste. Currently, companies use a diamond wire cutting process to create these modules. This process uses 50 to 100 times more silicon than is needed for the silicon to be a charge carrier. The waste is created because half of the silicon ingot is sawed into dust during the manufacturing process, and because the process cannot slice the silicon thinner than 150-200 microns. The company believes that its technology, as described below, will create modules more efficiently than the solar industry average with zero silicon waste compared to the industry’s current 40-50% waste of the silicon ingot.

Using the particle accelerator co-developed with PNL, Rayton Solar is able to achieve close to zero waste and create cost-efficient PV modules using the following manufacturing technology and process:

Step 1: Ion implantation via the particle accelerator. The particle accelerator is currently capable of producing 6MW PV modules a year.

Protons are implanted 3 microns deep into the silicon ingot.

Step 2: Rapid thermal annealing.

The implanted silicon is then annealed to a substrate directly off the ingot.

Step 3: Silicon exfoliation.

The annealed silicon is separated from the ingot without any waste.

Step 4: Phosphorus diffusion, wiring, laminating, texturing, and testing.

The annealed silicon then goes through an assembly line, where phosphorus diffusion is conducted on the cell to create a negative charge, the cell is wired via screen printing, laminated with glass and tested.

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Engineering and Development to Date

Rayton Solar has been successful in manufacturing solar cells using the particle accelerator. However, in order to produce solar cells at the rate of 150 per hour, which is the industry standard, the particle accelerator must be modified. The company intends to use the proceeds of this offering to build a robotic system that will allow the particle accelerator to produce solar cells at the industry rate.

Furthermore, once the company has finalized its design on its solar panel, it must then go through UL certification in order to be able to sell the panels in the US market. Although Europe, China, India and other countries do not require UL certification, they each have their own certification processes which the company must satisfy before it can sell the panels in those countries.

Management

Information about the company’s management can be found in “Directors, Executive Officers and Significant Employees”.

Market and Competition

The solar energy market is a global market whose primary customer base focuses on family homes and commercial developments. The company believes these users place a significant premium on the value of renewable energy and have demonstrated a willingness to pay for energy saving PV modules that also reduce energy costs. With current government subsidies decreasing in 2016 and energy costs rising in the economic market, the potential cost-saving mechanism of more cost-efficient solar energy is the projected future.

In this highly competitive industry, Rayton Solar plans to be a competitive wholesaler and sell its product to various retail installers including Solar City, Vivint, Verango, Solar World, and Petersen Dean. However, it does not yet have agreements to sell to such retail installers.

PV Module Market and Competition

Rayton Solar plans to enter the $24.2 billion renewable energy market with competitors such as First Solar, Yingli Solar, Jinko Solar, SunEdison, and SunPower. Rayton Solar expects its customers not to be individual homeowners, but rather, project developers, electrical contractors, and wholesalers who built and develop large residential and commercial structures and install solar panels.

Solar Cells Market and Competition

In the event Rayton Solar does not enter into the PV module market it will initiate the sale of solar cells. The solar cell industry has a current market size of $4.1 billion with competitors such as BSEnergy, Risen Energy, Nice Sun PV, Unitech, and WenZhou Solar. The manufactures of PV modules such as the companies discussed above are currently the primary consumers of solar cells.

PV Material/Machinery/Suppliers

Rayton Solar will need a particle accelerator, Rapid Thermal Annealing (RTA) machinery which heats up silicon and is the catalyst for the exfoliation process, an assembly line which takes the final PV cell and puts it into a PV module, a Plasma Enhanced Chemical Deposition (PECD) machine, a screen printing machine, and photovoltaic raw material such as silicon ingots and applicable chemicals to manufacture 6MW PV modules. The particle accelerator that the company intends to acquire is provided by PNL and costs $2,385,000 and takes approximately ten months to produce. Rayton Solar will also work with various vendors to obtain RTA machinery, an assembly line, PECD, a screen printing machine, and PV raw material. Upon the acquisition of the particle accelerator and the necessary ancially machinery the Company would engage in six months of rigorous testing before production of any PV cells or PV modules would take place.

If Rayton Solar is able to raise up to $35 million in this offering, it will need 8 particle accelerators and exponentially more raw material supplies to manufacture 54MW PV modules.

Research and Development

Rayton Solar invested $407,199 in 2016 and $181,265 in 2015 in research and development and in product development. The company’s research and development costs consist primarily of rights to PNL’s base technology and materials for specific testing (as described in the Joint Developments Agreement with Phoenix Nuclear Labs, LLC included as Exhibit 6.1 to the Offering Statement of which this Offering Circular forms a part). Rayton Solar used these expenses to work with PNL to modify the PNL’s base technology and create a particle accelerator that is used in the narrow Rayton process to cut silicon ingots into 3-micron thicknesses.

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In addition, the company incurred costs to create test cells in the PNL laboratory and conducted thermo-dynamic studies and research for the ion implantation and exfoliation of silicon ingots that are not patented. The company has further conducted studies on nano-texturing for thin-film silicon that could optimize cell efficiency and light trapping.

The particle accelerator is currently not ready to manufacture solar modules commercially because, in its current form, it cannot produce silicon wafers at the rate of 150 per hour, which is standard for the industry. The company must modify the particle accelerator in order to achieve this capacity. The company anticipates that it will require between $600,000 to $800,000 in personnel costs and equipment to design and test the modifications. These costs are incorporated in the table included in “Use of Proceeds” in the categories labeled “Equipment” and “Salaries and Wages”.

PNL is Rayton’s sole producer of particle accelerators, which is the primary piece of equipment used in the company’s manufacturing process. PNL is the only known company to produce the specific type of particle accelerator needed for the manufacturing process. Although other companies may be used to replicate the machinery, it would require a significant amount of both time and money.

Employees

Rayton Solar currently has six full-time at-will employees, Andrew Yakub, Jeff McKay, Dr. Mingguo Liu, Zoheb Davar, Ji Kim, and Ninel Vartanian, and no part-time employees.

The company plans to use proceeds from this offering to hire more employees including an Accelerator Operator and design engineers.

Regulation

Certification

UL LLC is a global independent safety science company with more than a century of expertise in safety solutions from public adoption of electricity to new breakthroughs in sustainability, renewable energy and nanotechnology. Dedicated to promote safe living and working environments, UL helps safeguard people, products and places.

Rayton Solar’s greatest regulatory hurdle is obtaining a UL certification required to sell solar cell modules. UL certifies, validates, tests, verifies, inspects, audits, advises, and educates to help customers navigate growing complexities across the supply chain.

To obtain UL certification, Rayton Solar must go through the following procedure: Rayton Solar will request a quote from UL at UL.com at which time, UL will prepare a quote with requirements used for testing, costs and other relevant information. Rayton Solar will review and accept the quote to begin project planning. Once Rayton Solar accepts the quote, UL will send service agreements (if needed) and deposit information (if required). Then Rayton Solar will accept the service agreements and pay the required deposit at which time the project planning will begin and UL will provide details on all required information and samples needed. Rayton Solar must provide UL with all the required product information and necessary samples. UL will complete the project planning and conduct evaluation once it has received all of the information and samples from Rayton Solar. If, after testing is complete, and the product is in compliance, UL will develop an investigation report based on the test results and issue notice of completion.

Even after Rayton Solar shows that it is in compliance, Rayton Solar will need to develop or purchase labels with the UL mark pursuant to UL requirements. Then, UL will carry out an initial production inspection at the manufacturing locations and will continue to do so over the lifetime of UL certification of the product. So long as Rayton Solar is in compliance, it will obtain authorization to use the UL Mark.

Environmental Regulations

Once it begins manufacturing its product, the company may use, generate, and discharge toxic, volatile, or otherwise hazardous chemicals and wastes in its research and development, manufacturing, and construction activities. The company will be subject to a variety of federal, state, and local governmental laws and regulations related to the purchase, storage, use, and disposal of hazardous materials. The company expects to be required to obtain environmental permits necessary to conduct its business. Compliance with these laws and regulations may be costly and may have a material adverse effect on our business and results of operations.

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Intellectual Property

The company relies on a combination of patent, trademark, copyright, trade secret, and contractual protections to establish and protect its intellectual proprietary rights.

The company’s intellectual property includes U.S. Patent No. 9,404,198 directed to a process and related apparatus for manufacturing silicon wafers from a solid core ingot by way of ion implantation and exfoliation, which issued August 2, 2016 and is set to expire September 27, 2033; and U.S. Patent No. 9,499,921 directed to a process for manufacturing silicon wafers from float zone silicon, which issued on November 22, 2016 and is set to expire on July 30, 2033.

Rayton Solar has a co-engineering agreement with PNL for the development of the ion implantation system of the particle accelerator. Pursuant to the agreement with PNL, PNL owns the intellectual property of the developed particle accelerator. Rayton Solar, however, has the exclusive right to this machine in the solar industry and receives a 3.5% royalty if the machine that was co-developed is sold outside of the solar industry. All other components of the manufacturing process, Rayton’s proprietary end station and modified off the shelf solar cell processing equipment belongs to Rayton Solar.

Litigation

The company is not involved in any litigation. Other than a current legal matter regarding the exploitation of an individual’s likeness, management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

THE COMPANY’S PROPERTY

Rayton Solar does not own any real estate or significant assets.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Since our incorporation on October 17, 2013, we have been engaged primarily in the development of a proprietary manufacturing technology that produces solar cells for photovoltaic (PV) modules and obtaining loans and funds from investors to fund that development. We are considered to be a development stage company, since the company is devoting substantially all of its efforts to establishing its business and planned principal operations have not commenced.

Operating Results

Rayton Solar has not yet generated any revenues and it does not expect to do so until after receiving UL certification and manufacturing and selling PV modules or solar cells. Manufacturing and selling these products is dependent upon the funds raised in this offering.

Six Months Ended June 30, 2017 and 2016

General and administrative expenses increased to $823,077 from $732,322 for the six months ended June 30, 2017 and 2016, respectively. General and administrative expenses increased primarily as a result of higher stock-based compensation expense and higher legal expenses.

Sales and marketing expenses increased to $1,483,904 from $335,333 for the six months ended June 30, 2017 and 2016, respectively. Sales and marketing expenses increased primarily as a result of the issuance of 500,000 shares of common stock with a fair value of $760,000 for video production services.

Research and development expenses increased to $273,249 from $72,210 for the six months ended June 30, 2017 and 2016, respectively. Research and development expenses increased primarily as a result of higher material expense and higher salary expense.

Twelve Months Ended December 31, 2016 Compared to Twelve Months Ended December 31, 2015

Operating expenses for the twelve months ended December 31, 2016 increased by 152% over the twelve months ended December 31, 2015, reflecting a significant increase in the company’s activity and efforts to advance research and development. General and Administrative expenses increased by 114% from $434,915 to $930,927, primarily as a result of increased salary expenses and legal expenses. Sales and Marketing costs increased from $110,825 to $491,948 due to the company’s substantial growth in marketing activities in 2016.

As a result, Rayton Solar’s net loss for the twelve months ended December 31, 2016 was $1,835,062 as compared to a net loss of $724,962 for the twelve months ended December 31, 2015, an increase of 153%. The company’s accumulated deficit at December 31, 2016 was $2,815,927.

In August 2014, Rayton Solar entered into a Joint Developments Agreement with Phoenix Nuclear Labs, LLC (“PNL”) for the development of the company’s ion implantation system technology (the “PNL Agreement”).

In March 2017, the Company amended its research and development agreement with PNL to set the final prototype price at $2,385,000 and the related payment schedule. In conjunction with the amended agreement, the Company committed to purchase at least six particle accelerators from PNL over the next three years.

During the six months ended June 30, 2017, the Company made the first two milestone payments, totaling $596,250, related to the initial particle accelerator. As of December 31, 2017, additional payments in the amount of $834,750 were made to PNL. Two additional payments are scheduled to be made upon a factory acceptance and site acceptance tests. As the initial particle accelerator will be used in production after initial testing, these payments were capitalized as construction in progress within property and equipment. During the years ended December 31, 2016 and December 31, 2015, Rayton Solar recognized research and development costs of $56,793 and $170,380 related to the first phase of its agreement.

Liquidity and Capital Resources

At June 30, 2017, the Company had cash of $675,157 as compared to cash of $331,177 as of December 31, 2016. Included in the current liabilities is a balance of $81,679 compared to $69,990 as of December 31, 2015. Total liabilities as of June 30, 2016 increased to $231,679 due to an increase in accrued liabilities.

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As of December 31, 2016, Rayton Solar had cash of $331,177 as compared to cash of $364,351 as of December 31, 2015. Total liabilities as of December 31, 2016 decreased to $217,433 due to a reduction in accounts payable.

Interest expense for the years ended December 31, 2016 and 2015 was $4,988 and 2,641, respectively.

Plan of Operations

We intend to pursue development of our PV modules and solar cells to enable future sales. These activities range from laboratory research to continued engineering and development.

We expect to use the net proceeds received from this offering in our efforts related to research and development, protection of our intellectual property, and exploration of market opportunities, as well as for working capital and other general corporate purposes. The net proceeds from this offering are anticipated to be approximately $46,025,026 (assuming the maximum offering amount is sold) after deducting estimated offering expenses of approximately $974,974, which is expected to be sufficient to fund our activities for at least the next 60 months following the offering. Our anticipated costs include employee salaries and benefits, compensation paid to consultants, capital costs for research and other equipment, costs associated with development activities including travel and administration, legal expenses, sales and marketing costs, general and administrative expenses, and other costs associated with a development stage technology company. We anticipate increasing the number of employees by up to approximately 3-7 employees; however, this is highly dependent on the nature of our development efforts. We anticipate adding employees in the areas of research and development, sales and marketing, and general and administrative functions as required to support our efforts. We expect to incur consulting expenses related to technology development and other efforts as well as legal and related expenses to protect our intellectual property. We expect capital expenditures to be between $2.3 million and $4.6 million annually, but these are highly dependent on the nature of the operations and how many particle accelerators are purchased.

The amounts that we actually spend for any specific purpose may vary significantly, and will depend on a number of factors including, but not limited to, the pace of progress of our commercialization and development efforts, actual needs with respect to product testing, research and development, market conditions, and changes in or revisions to our marketing strategies, as well as any legal or regulatory changes which may ensue. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses; however, we do not have plans for any acquisitions at this time. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of our common stock.

There is a current market trend of declining prices in PV solar cells and solar modules.  However, by using the particle accelerator, the "narrow Rayton process" will use 50 to 100 times less silicon than the current industry standard of cutting silicon with a diamond wire.  The company believes that this efficiency will keep manufacturing costs low enough to minimize the effects of this trend. See "Summary - The Company." However, there is no certainty that government, commercial and retail consumers will continue to enter into the solar market.

Research and development of new technologies is, by its nature, unpredictable. Although we will undertake development efforts with commercially reasonable diligence, there can be no assurance that the net proceeds from this offering will be sufficient to enable us to develop our technology to the extent needed to create future sales to sustain operations as contemplated herein. If the net proceeds from this offering are insufficient for this purpose, we will consider other options to continue our path to commercialization, including, but not limited to: additional financing through follow-on stock offerings, debt financing, co-development agreements, curtailment of operations, suspension of operations, sale or licensing of developed intellectual or other property, or other alternatives.

If we are unable to raise the net proceeds that we believe are needed to develop our technology and enable future sales, we may be required to scale back our development plans by reducing expenditures for employees, consultants, business development and marketing efforts, and other envisioned expenditures. This could reduce our ability to commercialize our technology or require us to seek further funding earlier, or on less favorable terms, than if we had raised the full amount of the proposed offering. Moreover, even if we raise the net proceeds contemplated by this offering, we will need to raise substantial additional capital in the future to attempt to attain commercialization of our product candidates.

If management is unable to implement its proposed business plan or employ alternative financing strategies, it does not presently have any alternative proposals. In that event, investors should anticipate that their investment may be lost and there may be no ability to profit from this investment.

We cannot assure you that our development products will be approved or accepted, that we will ever earn revenues sufficient to support our operations or that we will ever be profitable. Furthermore, since we have no committed source of financing, we cannot assure you that we will be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to severely curtail, or even to cease our operations.

20

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office[1]	Approximate Hours per week for part-time employees
Executive Officers:
Andrew Yakub	CEO and Founder, President, Treasurer, Secretary	30	October 27, 2013	Full-time
Directors:
Andrew Yakub	Chairman of the Board of Directors	30	October 27, 2013	Full-time
James Rosenzweig	Director	57	February 18, 2014	n/a
Mark Goorsky	Director	56	February 18, 2014	n/a

1 Dates appointed to office.

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such. There are no family relationships between any director or executive officer.

Executive Officers:

Andrew Yakub, Chief Executive Officer and Chairman of the Board of Directors.

Andrew Yakub is the founder of the company and has served as its Chief Executive Officer and Chairman of the Board of Directors since October 2013. Prior to Rayton Solar, in September 2009 Andrew founded and has since acted as the Chief Executive Officer of ReGen America, Inc. a producer of commercial and residential solar photovoltaic systems. In that position, he was responsible for the development of over 6 megawatts of solar installations. Mr. Yakub has ceased providing services to ReGen America, Inc. and currently devotes all of his time to Rayton Solar.

Named to Forbes’ “30 under 30” list in 2016, Mr. Yakub is a two time clean technology entrepreneur with a previous solar startup company.. Mr. Yakub’s experience spans from UCLA’s Particle Beam Physics Lab to NASA’s Jet Propulsion Lab and has managed over 6MW of commercial solar projects. He holds a Bachelor’s in Physics from UC Santa Barbara.

Directors:

Dr. James Rosenzweig, Director

Dr. James Rosenzweig has been a Director at Rayton Solar since February 2014. He is a professor of physics at UCLA, a position he has held since 1999, and Chair of UCLA’s Physics and Astronomy Department. Dr. Rosenzweig is a world renowned expert in the physics of intense, ultra-fast charged particle beams and their interactions. He is a frequent lecturer in the US Particle Accelerator School and the author or co-author of over 400 scientific articles, and several topical books in beam and accelerator science. Dr. Rosenzweig is a co-founder of RadiaBeam Technologies, a manufacturer of particle accelerator components, diagnostics and turnkey accelerator systems. Dr. Rosenzweig received his Ph.D. from the University of Wisconsin – Madison in 1988.

Dr. Mark Goorsky, Director

Dr. Mark Goorsky has been a Director at Rayton Solar since February 2014. Dr. Goorsky is a Professor of Materials Science and Engineering at UCLA, where he was chair of the department from 2004-2009. He received his Ph.D. in Materials Science and Engineering in 1989 from the Massachusetts Institute of Technology, and his B.S. in Materials Science and Engineering in 1984 from Northwestern University. Dr. Goorsky held a post-doctoral position at the IBM Thomas J. Watson Research Center (Jan. 1989 - June 1991) and started at UCLA in 1991. Dr. Goorsky’s research focuses on materials integration and the relationship between materials defects and device performance in semiconductor structures. He is an expert in ion implantation, layer transfer and wafer bonding in addition to material integration for silicon-based implantation.

21

Significant Employees

Rayton Solar has engaged a team of experienced and world-renowned physicists and material science experts, distinguished entrepreneurs and managerial staff to further the business operations of the company, however, the company currently has no significant employees.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the compensation paid to our Chief Executive Officer for the years ended December 31, 2016 and December 31, 2017.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Andrew Yakub	Director and Chief Executive Officer	$120,000 (FY 2016) $150,000 (FY 2017)	$304,000 (1) (FY 2016) $0 (FY 2017)	$424,000 (FY 2016) $150,000 (FY 2017)

(1) Mr. Yakub received 4,000,000 shares of common stock in 2016 with an assessed fair market value of $304,000 which is considered stock-based compensation to Mr. Yakub in 2016 as an officer under the guidelines of ASC 718.

Compensation for Directors

Directors James Rosenzweig and Mark Goorsky do not receive a salary; however, the company granted to each of them an option to purchase 4,500,000 shares of Common Stock pursuant to the 2014 Equity Incentive Plan at an exercise price per share of $.133 subject to the following vesting conditions: (i) 25% of the shares subject to each option shall vest and become exercisable on the first anniversary of the vesting commencement date (February 18, 2014) and (ii) the remaining 75% of the shares subject to each option shall vest and become exercisable in 12 successive equal quarterly installments. As of February 28, 2018, all of the 4,500,000 shares subject to each option had vested.

During 2016, Mr. Yakub was not paid compensation for his services as a director.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Set forth below is information regarding the beneficial ownership of Rayton Solar’s Common Stock, its only outstanding class of capital stock, as of June 30, 2016 by (i) each person whom the company knows owned, beneficially, more than 10% of the outstanding shares of its Common Stock, and (ii) all of the current officers and directors as a group. Rayton Solar believes that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Andrew Yakub, 25544 Paine Cir Stevenson Ranch, CA 91381	80,500,000 shares		56.61%
Common Stock	Marooned, Inc., 119 Washington Ave #101, Miami Beach, FL 33139	30,523,432 shares		21.47%
Common Stock	Directors: James Rosenzweig, 3842 S. Beverly Dr., Los Angeles, CA 90034; Mark Goorsky, 23621 via Beguine, Valencia, CA 91355	0 shares	3,937,500 in stock option shares convertible to Common Stock	0% (2.79%) (1)

22

(1) This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None.

SECURITIES BEING OFFERED

We are offering Common Stock to investors in this offering.

Our authorized capital stock consists of 200,000,000 shares of Common Stock, $0.0001 par value per share. 15,000,000 shares of Common Stock are currently reserved under the company’s 2014 Equity Incentive Plan, of which 13,386,000 shares are granted, however, as of the date of this Offering Circular, no options have been exercised. As of February 28, 2018, the company had 142,192,781 shares of Common Stock outstanding.

The holders of our Common Stock are entitled to one vote per share. In addition, the holders of our Common Stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

23

FINANCIAL STATEMENTS

Audited Financial Statements as of and for years ending December 31, 2016 and December 31, 2015

Unaudited Financial Statements as of June 30, 2017 and for six months ending June 30, 2017 and 2016.

F-1

Rayton Solar, Inc.

The accompanying notes are an integral part of these financial statements.

F-2

INDEPENDENT AUDITORS’ REPORT

To Board of Directors and Stockholders

Rayton Solar, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Rayton Solar, Inc. (the “Company”) which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rayton Solar, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, certain conditions including sustained losses since inception raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ dbbmckennon

Newport Beach, CA

May 10, 2017

F-3

RAYTON SOLAR, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND 2015

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash	$331,177	$364,351
Other current assets	6,300	6,300
Current assets	337,477	370,651

Property and equipment, net	27,108	18,666
Deferred offering costs	92,510	-
Other assets	5,523	5,523
Total assets	$462,618	$394,840

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$58,317	$67,348
Accrued liabilities	9,116	2,642
Current liabilities	67,433	69,990

Long-term convertible debt - related party	150,000	150,000
Total liabilities	217,433	219,990

Commitments and contingencies (Note 5)	-	-

Stockholders' Equity
Common stock, par value $0.0001; 200,000,000 shares authorized; 137,616,984 and 104,325,383 issued and outstanding, as of December 31, 2016 and 2015, respectively	13,762	10,433
Additional paid-in capital	3,055,850	1,152,982
Subscription receivable	(8,500)	(8,500)
Accumulated deficit	(2,815,927)	(980,065)
Total stockholders' equity	245,185	174,850
Total liabilities and stockholders' equity	$462,618	$394,840

F-4

RAYTON SOLAR, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Year Ended December 31, 2016	Year Ended December 31, 2015

Revenues	$-	$-

Operating Expenses:
General and Administrative	930,927	434,915
Sales and marketing	491,948	110,825
Research and development	407,199	181,265
Total operating expenses	1,830,074	727,005

Loss from operations	(1,830,074)	(727,005)

Other income (expense):
Interest expense	(4,988)	(2,641)
Other income	-	4,684
Total other expense	(4,988)	2,043

Income before provision for income taxes	(1,835,062)	(724,962)

Provision for income taxes	800	800

Net loss	$(1,835,862)	$(725,762)

Weighted average earnings per share outstanding - basic and diluted	$(0.02)	$(0.01)
Weighted average shares outstanding - basic and diluted	114,363,614	90,122,146

F-5

RAYTON SOLAR, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Common stock		Additional Paid-in	Subscription	Accumulated	Total Stockholders' Equity
	Shares	Amount	Capital	Receivable	Deficit	(Deficit)
December 31, 2014	79,957,116	$7,996	$259,220	$(63,500)	$(254,303)	$(50,587)

Sale of common stock for cash	24,368,267	2,437	855,508	-	-	857,945
Subscription received	-	-	-	55,000		55,000
Contributed capital - related party	-	-	19,500	-	-	19,500
Stock option compensation	-	-	18,754	-	-	18,754
Net loss	-	-	-	-	(725,762)	(725,762)
December 31, 2015	104,325,383	$10,433	$1,152,982	$(8,500)	$(980,065)	$174,850

Sale of common stock for cash	29,291,601	2,929	1,567,171	-	-	1,570,100
Subscription received	-	-	-	-	-	-
Common stock issued for services	4,000,000	400	303,600	-	-	304,000
Stock option compensation	-	-	32,097	-	-	32,097
Net loss	-	-	-	-	(1,835,862)	(1,835,862)
December 31, 2016	137,616,984	$13,762	$3,055,850	$(8,500)	$(2,815,927)	$245,185

F-6

RAYTON SOLAR, INC.

STATEMENTS CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Year Ended December 31, 2016	Year Ended December 31, 2015

Cash flows from operating activities:
Net loss	$(1,835,862)	$(725,762)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	11,122	6,622
Stock-based compensation	336,097	18,754
Changes in operating assets and liabilities:
Other current assets	-	(2,300)
Accounts payable	(9,031)	43,827
Accrued liabilities	6,474	2,642
Net cash used in operating activities	(1,491,200)	(656,217)

Cash flows from investing activities:
Purchase of property and equipment	(19,564)	(25,288)
Net cash used in investing activities	(19,564)	(25,288)

Cash flows from financing activities:
Proceeds from related party convertible debt	-	150,000
Proceeds from sale of common stock	1,570,100	912,945
Deferred offering costs	(92,510)	-
Repayment of related party advances	-	(40,000)
Contributed capital	-	19,500
Net cash provided by financing activities	1,477,590	1,042,445

Increase in cash and cash equivalents	(33,174)	360,940
Cash and cash equivalents, beginning of year	364,351	3,411
Cash and cash equivalents, end of year	$331,177	$364,351

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$800	$-

F-7

NOTE 1 – NATURE OF OPERATIONS

Rayton Solar, Inc. was incorporated on October 17, 2013 (“Inception”) in the State of Delaware. The Company’s headquarters are located in Santa Monica, California.  The Company has developed a photovoltaic (solar) panel manufacturing technology that allows for solar energy panels to be manufactured at a fraction of the current manufacturing cost. We expect this technology will render solar power to be less expensive than energy produced from fossil fuels. The financial statements of Rayton Solar, Inc. (which may be referred to as "Rayton," the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company’s activities have been, and will be, directed toward furthering the development of our technology and securing capital to purchase equipment that will allow us to put our technology into production. As a result of our stage of development, the Company has no revenue producing assets. The Company operates in a rapidly changing technological market and its activities are subject to significant risks and uncertainties, including failing to secure additional funding to further exploit the Company’s current development.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

To date, the Company has not generated revenues from principal operations and we have sustained losses since Inception. Because losses will continue until such time that the Company can procure equipment and complete development of its manufacturing technology, we are reliant on financing to support operations. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the financial statements are issued.

During the next twelve months the Company intends to fund its operations through the sale of common stock to third parties through its Regulation A (Tier 2) offering and other means of financing as available. If we cannot raise additional short term capital, we may consume all of our cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned operations, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. Significant estimates include, but are not limited to, recoverability of property and equipment and long-lived assets, valuation of stock options, and the valuation allowance related to deferred tax assets. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

F-8

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2016 and 2015. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable, accrued liabilities, and convertible notes payable. Fair values for these items were assumed to approximate carrying values because of their short term in nature or they are payable on demand.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of five (5) years. Leasehold improvements are depreciated over shorter of the useful life or lease life. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Patents and Trademark

Patents and trademarks are recorded at cost. Amortization is computed using the straight-line method over the estimated useful lives of the assets once they are awarded. Patents have not yet been awarded.

Impairment of Long-Lived assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. There were no impairment losses during the years ended December 31, 2016 and 2015. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

Revenue Recognition

The Company will recognize revenue from sales of silicon solar modules when (a) persuasive evidence that an agreement exists; (b) the products have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured. To date, we have not generated any revenue.

F-9

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future manufacturing processes. Our research and development costs consist primarily of materials and outside services. We expense these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

Stock-Based Compensation

The Company accounts for stock options issued to employees under ASC 718 “Share-Based Payment”. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 “Equity”. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income Taxes

The Company applies ASC 740 “Income Taxes” (“ASC 740”).  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. At December 31, 2016 and 2015, the Company has established a full reserve against all deferred tax assets.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the statement of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options and convertible debt. For periods in which we incur a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. As of December 31, 2016 and 2015, 11,610,000 and 10,785,000 options and convertible debt, convertible into 1,032,127 and 782,440, respectively, were excluded from diluted EPS as their effects were anti-dilutive.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company maintains balances in excess of the federally insured limits.

The Company has 1 vendor as of December 31, 2016 and 2015 that makes up 55% and 82% of accounts payable, respectively. Management does not believe the loss of the vendors with material concentrations as noted above, would not have a significant impact on the Company’s operations.

F-10

Recent Accounting Pronouncements

In November 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash,” to address the diversity that exists on how entities classify and present changes in restricted cash or restricted cash equivalents on the statement of cash flows. Other than limited guidance for not-for-profit entities, current GAAP does not include specific guidance on the cash flow classification and presentation of changes in restricted cash or restricted cash equivalents. The amendments in this update now provide guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flows. This ASU is effective for public entities for annual periods beginning after December 15, 2017, including interim periods within that reporting period, with early adoption permitted. The amendments should be applied using a retrospective transition method to each period presented. We do not think that the adoption of this ASU will have a significant impact on our financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” to provide guidance on eight specific cash flow issues where current GAAP is unclear or does not have specific guidance. The cash flow issues covered by this ASU are: 1) debt prepayment or debt extinguishment costs; 2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; 3) contingent consideration payments made after a business combination; 4) proceeds from the settlement of insurance claims; 5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; 6) distributions received from equity method investees; 7) beneficial interests in securitization transactions; and 8) separately identifiable cash flows and application of the predominance principle. The effective date and transition requirements of this ASU for public entities are effective for annual periods beginning after December 15, 2017, including interim periods within that reporting period, with early adoption permitted. The amendments should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. We are currently evaluating the impact of the adoption of this ASU on our financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” as part of the Board’s Simplification Initiative. The areas for simplification in this Update involves several aspects of share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Variables such as timing of award settlements or expirations, changes in stock price over time, ultimate payout levels for awards with performance contingencies, shares cancelled before vesting, and the tax rules in effect at the time of settlement will impact both the timing and the amount of the tax deductions. We are currently evaluating the impact of the adoption of this ASU on our financial statements.

The Financial Accounting Standards Board issues Accounting Standard Updates to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

F-11

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31, 2016	December 31, 2015
Furniture and equipment	$29,352	$9,788
Leasehold improvements	15,500	15,500
Accumulated depreciation	(17,744)	(6,622)
Furniture and equipment, net	$27,108	$18,666

Depreciation expense for the years ended December 31, 2016 and 2015 was $11,122 and $6,622, respectively.

NOTE 4 –CONVERTIBLE DEBT

During the year ended December 31, 2015, the Company entered into a convertible debt agreement with an entity co-owned by our Chief Executive Officer for $150,000. The note bears interest at 3.25% with a 6% default rate. The note is due in lump sum on June 12, 2020 and accordingly, has been classified as long term. The note is convertible at the earliest of the following events: 1) the consumption of an investment by an institutional investor or corporate-strategic investor through a single transaction or related series of transaction in aggregate of over $500,000, 2) change in ownership of over 50%, and 3) the date that is five years subsequent to the notes effective date. The conversion price is equal to $20,000,000 divided by the aggregate number of shares of the Company’s common stock on the date of conversion.

Interest expense for the years ended December 31, 2016 and 2015 was $4,988 and $2,641, respectively.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Lease

The Company has entered into lease agreements with for its corporate office in Santa Monica, CA. The lease is for 26 months with lease payments ranging from $5,106 to $5,523. The following table summarizes the Company's future minimum commitment under lease agreement as of December 31, 2016:

2017	$22,091

Rent expense for the years ended December 31, 2016 and 2015 was $79,551 and $81,293, respectively

Research and Development Agreement

In August 2014 the Company entered into a research and development agreement with Phoenix Nuclear Labs, LLC (“PNL”) for the development of the Company’s ion implantation system technology (the “PNL Agreement”).  The first phase of the PNL Agreement calls for development payments based on outlined tasks defined by the agreement totaling $283,967.  The second phase of the agreement is for the production of a prototype accelerator system for which the final price must be negotiated prior to its production.  If and when a final agreeable price can be determined between the two parties, the PNL Agreement provides for a supply agreement of up to five (5) years, and would require the purchase of at least nine (9) accelerator systems.  The PNL Agreement also includes a five (5) year profit sharing fees of 3.5% of net profits payable to the Company for certain profits generated by PNL that include the Company’s technology.  During the years ended December 31, 2016 and 2015, the Company recognized research and development costs of $56,793 and $170,380 related to the first phase of this agreement.  As of December 31, 2016, $0 was due to PNL.

F-12

NOTE 6 – STOCKHOLDERS DEFICIT

Common Stock

We have authorized the issuance of 200,000,000 shares of our common stock, each share having a par value of $0.0001.

Contributed Capital

During the years ended December 31, 2016 and 2015 our Chief Executive Officer contributed $0 and $19,500, respectively.

Private Placement

During the years ended December 31, 2016 and 2015, the Company entered into various subscription agreements and issued 29,291,601 and 24,368,267 shares of common stock for funds received of $1,570,100 and $857,945, respectively. During the two years ended December 31, 2016, the Company issued shares ranging from $0.012 to $0.10 per share. The shares issued at $0.10 were to related parties.

As of December 31, 2016 and 2015, the Company maintained a subscription receivable from a related party of $8,500 and $8,500, respectively for shares that were issued for which the related funds had not yet been received. The Company expects to receive the funds in full.

As part of the private placements above, the Company entered into a securities purchase agreement with Marooned, Inc. (“Marooned Agreement”) which agreed to fund the subscription agreement in three tranches. During the year ended December 31, 2015, the first tranche of $150,000 was received for the issuance of 5,514,706 shares of common stock. The second and third tranche of $150,000 and $200,000 for 5,514,706 and 7,352,941 shares of common stock were made in 2016 as scheduled. Upon the third tranche of funds being received, the Company was obligated to issue and additional 280,000 shares of common stock. Subsequent to year end, the funds were received, see Note 9.

The Marooned Agreement includes piggyback registration rights which require the Company to include in any registration statement to register the shares for resale in accordance with securities law.

Stock Options

On February 18, 2014, our Board of Directors adopted the 2014 Equity Incentive Plan (the “2014 Plan”).  The 2014 Plan provides for the grant of equity awards to our directors, employees, and certain key consultants, including stock options to purchase shares of our common stock, stock appreciation rights (“SARs”), stock awards, and performance shares.  Up to 15,000,000 shares of our common stock may be issued pursuant to awards granted under the 2014 Plan, subject to adjustment in the event of stock splits and other similar events. The 2014 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

During 2016 and 2015, the Company granted 875,000 and 185,000 options to various employees and contractors. Each option had a life of ten years, had exercise price of approximately $0.13 and had vesting terms ranging from three to four years. The Company will expense the value of the options over the vesting period of three to four years for the employees. For non-employees the Company revalued the fair market value of the options at each reporting period under the provisions of ASC 505.  The Company valued the options using the Black-Scholes pricing model on the date of grant using the following inputs:

	December 31, 2016	December 31, 2015
Expected life (years)	4.25 - 6.25	4.5 - 6.25
Risk-free interest rate	1.0%	1.5 – 1.6%
Expected volatility	80%	80%
Annual dividend yield	0%	0%

F-13

The total value of the options issued during 2016 and 2015 to employees and directors was $41,650 and $0 which will be recognized over vesting terms. Options issued to consultants will be revalued periodically based on the guidance of ASC 505.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's employee stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future

A summary of the Company’s stock options activity and related information is as follows:

		Weighted	Weighted average
	Number of	Average Exercise	Remaining
	Shares	Price	Contractual Term
Outstanding at December 31, 2014	10,600,000	$0.13	9.2
Granted	185,000	0.13	10.0
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2015	10,785,000	0.13	8.2
Granted	875,000	0.13	10.0
Exercised	-	-	-
Expired/Cancelled	(50,000)	0.13	8.5
Outstanding at December 31, 2016	11,610,000	$0.13	7.3

Exercisable at December 31, 2015	5,187,500	$0.13	8.2
Exercisable at December 31, 2016	8,173,750	$0.13	7.2

As of December 31, 2016, there was approximately $31,000 of total unrecognized compensation cost related to non-vested, share-based compensation arrangements granted to employees and directors under the Plan. That cost is expected to be recognized over the next four years as follows: 2017 - $15,000, 2018 - $7,000, 2019 - $7,000, and 2020 - $2,000.

Based on the current valuations, total unrecognized compensation costs related to non-vested share-based compensation arrangements with contractors totaled $30,000. Such compensation cost may change based on the revaluation of options issued to consultants under ASC 505 and will be recognized through 2019.

During the years ended December 31, 2016 and 2015, stock option compensation was $32,097, and $18,754, respectively, and included in general and administrative expenses in the accompanying statements of operations.

F-14

NOTE 7 – RELATED PARTY TRANSACTIONS

Related-Party Advances

From time to time, during the year ended December 31, 2014, the Company received advances from related parties for short-term working capital totaling $40,000. Such advances were considered short-term and non-interest bearing. In 2015, all amounts were repaid.

Private Placement

During the year ended December 31, 2015, related parties participated in the private placement offering; they purchased, in the aggregate, 3,527,743 shares for $224,500. There were no such purchases in 2016. In addition, the subscription receivable as of December 31, 2016 and 2015, totaling $8,500 and $8,500, respectively, is due from a related party.

Related Party Convertible Debt

The Company entered into a convertible debt agreement with an entity co-owned by our Chief Executive Officer for $150,000. See Note 4 for additional information.

NOTE 8 – INCOME TAXES

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31:

	2016	2015
Current tax provision:
Federal	$-	$-
State	800	800
Total	800	800

Deferred tax provision:
Federal	(832,000)	(323,000)
State	(143,000)	(55,000)
Total	(975,000)	(378,000)
Valuation allowance	975,000	378,000
Total provision for income taxes	$800	$800

Reconciliations of the U.S. federal statutory rate to the actual tax rate are as follows for the years ended December 31:

	2016	2015
Federal tax benefit at statutory rate	34.0%	34.0%
Permanent differences:
State taxes, net of federal benefit	5.8%	5.8%
Stock compensation	-7.3%	-1.0%
Non-deductible entertainment	-0.1%	-0.0%
Temporary differences:
Accounts payable and accrued liabilities	0.6%	-2.4%
Other	-0.5%	2.4%
Change in valuation allowance	-32.5%	-38.8%
Total provision	0.0%	0.0%

F-15

The components of our deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31:

	Asset (Liability)
	2016	2015
Current:
Other	$17,000	$27,000

Noncurrent:
Net operating loss carryforwards	958,000	351,000
Valuation allowance	(975,000)	(378,000)
Net deferred tax asset	$-	$-

The Company’s valuation allowance increased by $597,000. Based on federal tax returns filed, or to be filed, through December 31, 2016, we had available approximately $2,405,000 in U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure.  Net operating loss carryforwards start to expire 2033 or 20 years for federal income and state tax reporting purposes.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction.  The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all period starting in 2013.  The Company currently is not under examination by any tax authority.

NOTE 9 – SUBSEQUENT EVENTS

On May 5, 2017, the Company entered into a new lease in Santa Monica, CA which will be the facility for future operations. The lease is for three years, ending in April 2020. Base rent ranges from $18,750 - $19,865 per month. During months 13-14 and 25-26 of the lease, 50% of the then monthly rent is abated. The security deposit on the facility is $78,883.

Subsequent to year end, the Company issued 500,000 shares of common stock to a service provider for video production based the terms of their agreement.

Subsequent to year end, the Company entered into an amended for the PNL Agreement disclosed in Note 5. The amended PNL Agreement, formalizes a purchase price of each unit being ordered, as well as payment terms and timelines.

The Company’s Regulation A offering became qualified in January 2017 which contemplate selling shares of common stock at $1.52 per share. Since that time, the Company has drawn funds out of escrow totaling $1,340,425. The offering is ongoing.

The Company has evaluated subsequent events that occurred after December 31, 2016 through May 10, 2017, the issuance date of these financial statements. There have been no other events or transactions during this time which would have a material effect on these financial statements.

F-16

RAYTON SOLAR, INC.

FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016 (unaudited)

ITEM 1. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this Semiannual Report, “Company,” “our company,” “us,” and “our” refer to Rayton Solar, Inc.

Forward-Looking Statements

The following information contains certain forward-looking statements. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “could,” “expect,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

Results of Operations for the Six Months Ended June 30, 2017 and 2016

General and administrative expenses increased to $823,077 from $732,322 for the six months ended June 30, 2017 and 2016, respectively. General and administrative expenses increased primarily as a result of higher stock-based compensation expense and higher legal expenses.

Sales and marketing expenses increased to $1,483,904 from $335,333 for the six months ended June 30, 2017 and 2016, respectively. Sales and marketing expenses increased primarily as a result of the issuance of 500,000 shares of common stock with a fair value of $760,000 for video production services.

Research and development expenses increased to $273,249 from $72,210 for the six months ended June 30, 2017 and 2016, respectively. Research and development expenses increased primarily as a result of higher material expense and higher salary expense.

Liquidity and Capital Resources

We have an accumulated deficit at June 30, 2017 of $5,398,765. We expect to incur substantial expenses and generate continued operating losses until we generate revenues sufficient to meet our obligations. At June 30, 2017, the Company had cash of $675,157. The Company is currently raising additional funds through a Regulation A (Tier 2) offering to finance its operations.

Cash Flow

The following table summarizes, for the periods indicated, selected items in our condensed Statements of Cash Flows:

	Six Months Ended
	June 30,
	2017	2016
Net cash (used in) provided by:
Operating activities	$(1,388,171)	$(799,933)
Investing activities	$(689,930)	$(16,492)
Financing activities	$2,422,081	$1,555,100

1

Operating Activities

Cash used in operating activities increased to $1,388,171 from $799,933 for the six months ended June 30, 2017 and 2016, respectively. The increase in cash used in operating activities was primarily due to higher net loss and higher working capital usage.

Investing Activities

Cash used in investing activities increased to $689,930 from $16,492 for the six months ended June 30, 2017 and 2016, respectively. The increase in cash used in investing activities is primarily due to deposits made towards the construction of a particle accelerator. Additional deposits will be made over the nine-month lead time required to build the particle accelerator.

Financing Activities

Cash provided by financing activities increased to $2,422,081 from $1,555,100 for the six months ended June 30, 2017 and 2016, respectively. The increase in cash provided by financing activities was primarily due to more issuances of common stock for cash, primarily related to the Company’s Regulation A (Tier 2) offering.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, including arrangements that would affect the liquidity, capital resources, market risk support, and credit risk support or other benefits.

ITEM 2. OTHER INFORMATION

None.

ITEM 3. FINANCIAL STATEMENTS

The accompanying semiannual financial statements have been prepared in accordance with the instructions to Form 1-SA. Therefore, they do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders’ equity in conformity with accounting principles generally accepted in the United States of America. Except as disclosed herein, there has been no material change in the information disclosed in the notes to the financial statements included in the Company’s Annual Report on Form 1-K for the year ended December 31, 2016. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included, and all such adjustments are of a normal recurring nature. Operating results for the six months ended June 30, 2017 are not necessarily indicative of the results that can be expected for the year ending December 31, 2017.

2

RAYTON SOLAR, INC.

BALANCE SHEETS

(UNAUDITED)

	June 30, 2017	December 31, 2016

ASSETS

Current Assets
Cash	$675,157	$331,177
Prepaid expenses	1,463	—
Other current assets	7,734	6,300
Total Current Assets	684,354	337,477

Property and equipment, net	631,824	27,108
Deferred offering costs	—	92,510
Other assets	84,406	5,523
Total Assets	$1,400,584	$462,618

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$32,293	$58,317
Accrued liabilities	1,601	9,116
Warrant liability	317,571	—
Total Current Liabilities	351,465	67,433

Noncurrent Liabilities
Long-term convertible debt – related party	—	150,000
Total Noncurrent Liabilities	—	150,000

Common stock, par value $0.0001; 200,000,000 shares authorized; 140,527,850 and 137,616,984 issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	14,053	13,762
Additional paid-in capital	6,631,946	3,055,850
Subscription receivable	(198,115)	(8,500)
Accumulated deficit	(5,398,765)	(2,815,927)
Total Stockholders’ Equity	1,049,119	245,185
Total Liabilities and Stockholders’ Equity	$1,400,584	$462,618

The accompanying notes are an integral part of these unaudited financial statements.

3

RAYTON SOLAR, INC.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Six Months Ended
	June 30,
	2017	2016
Revenues	$—	$—

Operating Expenses
General and administrative	823,077	732,322
Sales and marketing	1,483,904	335,333
Research and development	273,249	72,210
Total Operating Expenses	2,580,230	1,139,865
Operating Loss	(2,580,230)	(1,139,865)

Other Expenses
Interest expense	2,608	2,438
Net Loss	$(2,582,838)	$(1,142,303)

Net Loss per Common Share – Basic and Diluted:	$(0.02)	$(0.01)
Weighted Average Common Shares Outstanding – Basic and Diluted	139,036,260	117,519,253

The accompanying notes are an integral part of these unaudited financial statements.

4

RAYTON SOLAR, INC.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,582,838)	$(1,142,303)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	6,331	5,805
Stock-based compensation	1,224,772	321,727
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(2,897)	3,150
Accounts payable	(26,024)	7,651
Accrued liabilities	(7,515)	4,037
Net cash used in operating activities	(1,388,171)	(799,933)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(14,797)	(16,492)
Construction in progress	(596,250)	—
Security deposit	(78,883)	—
Net cash used in investing activities	(689,930)	(16,492)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	2,709,461	1,555,100
Offering costs	(137,380)	—
Repayment of related party convertible debt	(150,000)	—
Net cash provided by financing activities	2,422,081	1,555,100

Increase in cash	343,980	738,675
Cash, Beginning of Period	331,177	364,351
Cash, End of Period	$675,157	$1,103,026

The accompanying notes are an integral part of these unaudited financial statements.

5

RAYTON SOLAR, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Stockholders’ Deficit
Balance at December 31, 2016	137,616,984	$13,762	$3,055,850	$(8,500)	$(2,815,927)	$245,185
Sale of common stock for cash	2,410,866	241	2,898,835	(189,615)		2,709,461
Offering costs			(229,890)			(229,890)
Offering costs – warrants included in liabilities			(317,571)			(317,571)
Common stock issued for services	500,000	50	759,950			760,000
Stock option compensation			464,772			464,772
Net loss					(2,582,838)	(2,582,838)
Balance at June 30, 2017	140,527,850	$14,053	$6,631,946	$(198,115)	$(5,398,765)	$1,049,119

The accompanying notes are an integral part of these unaudited financial statements.

6

RAYTON SOLAR, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

Rayton Solar, Inc. (which may be referred to as "Rayton," the "Company," "we," "us," or "our") prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying interim unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information in accordance with the instructions to Form 1-SA. In our opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

Operating results for the six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017. Notes to the unaudited interim financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the year ended December 31, 2016 have been omitted. This report should be read in conjunction with the audited financial statements and the footnotes thereto for the fiscal year ended December 31, 2016 included within the Company’s Form 1-K as filed with the Securities and Exchange Commission.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

To date, the Company has not generated revenues from principal operations and we have sustained losses since Inception. Because losses will continue until such time that the Company can procure equipment and complete development of its manufacturing technology, we are reliant on financing to support operations. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the financial statements are issued.

During the next twelve months, the Company intends to fund its operations through the sale of common stock to third parties through its Regulation A (Tier 2) offering and other means of financing as available. If we cannot raise additional short term capital, we may consume all of our cash reserved for operations and deposits on equipment. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned operations, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. Significant estimates include, but are not limited to, recoverability of property and equipment and long-lived assets, valuation of stock options, and the valuation allowance related to deferred tax assets. It is reasonably possible that changes in estimates will occur in the near term.

7

Deferred Rent

When a lease includes fixed escalations of the minimum lease payments, rental expense is recognized on a straight-line basis over the term of the lease. The difference between the straight-lined rental expense and amounts payable under the lease is included within deferred rent.

Warrants

The Company accounts for warrants with anti-dilution (“down-round”) provisions under the guidance of ASC 815, Derivatives and Hedging (“ASC 815”), which require such warrants to be recorded as a liability and adjusted to fair value at each reporting period.

The Company used the Black-Scholes method to calculate the fair value of such warrants and accounts for the issuance of common stock purchase warrants issued in connection with capital financing transactions in accordance with the provisions of ASC 815.

Stock Based Compensation

The Company accounts for stock options issued to employees under Accounting Standards Codification (“ASC”) 718, Share-Based Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Recent Accounting Pronouncements

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-11, Earnings Per Share (Topic 260) – Accounting for Certain Financial Instruments with Down Round Features, to change the classification analysis of certain equity-linked financial instruments with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity-classified instruments, the amendments require the effect of the down round feature to be recognized in earnings per share (“EPS”) when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. ASU 2017-11 is effective in annual periods beginning after December 15, 2019 and in interim periods within annual periods beginning after December 15, 2020. Upon adoption of ASU 2017-11, the new guidance must be applied retrospectively. The Company has not early adopted ASU 2017-11 and is currently evaluating the impact of adopting this standard on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in the ASC. There have been a number of ASUs to date, including ASU 2017-11 above, that amend the original text of the ASC. The Company believes those updates issued-to-date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company, or (iv) are not expected to have a significant impact on the Company.

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NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30, 2017	December 31, 2016
Furniture and equipment	$44,149	$29,352
Leasehold improvements	—	15,500
Construction in progress	596,250	—
	640,399	44,852
Accumulated depreciation	(8,575)	(17,744)
	$631,824	$27,108

Depreciation expense for the six months ended June 30, 2017 and 2016 was $6,331 and $5,805, respectively.

During the six months ended June 30, 2017, the Company made deposits totaling $596,250 towards the construction of a particle accelerator in connection with its agreement with Phoenix Nuclear Labs, LLC and also wrote off $15,500 of fully depreciated leasehold improvements in connection with its relocation to a new facility.

NOTE 5 – CONVERTIBLE DEBT

During the year ended December 31, 2015, the Company entered into a convertible debt agreement with an entity co-owned by our Chief Executive Officer for $150,000. The note bore interest at 3.25% per annum with a 6% default rate. During the six months ended June 30, 2017, the Company repaid the convertible debt and related accrued interest.

Interest expense for the six months ended June 30, 2017 and 2016 was $2,608 and $2,438, respectively.

NOTE 6 – COMMITMENTS & CONTINGENCIES

Leases

During the six months ended June 30, 2017, the Company entered into a new lease agreement for its facilities in Santa Monica, California. The lease has a term of three years and monthly lease payments ranging from $9,643 to $19,865. The following table summarizes the Company’s future minimum commitments under this lease agreement as of June 30, 2017:

2017 (July – December)	$112,350
2018	209,907
2019	216,204
2020	79,461

Research and Development Agreement

In March 2017, the Company amended its research and development agreement with Phoenix Nuclear Labs, LLC (“PNL”) to set the final prototype price at $2,385,000 and the related payment schedule. In conjunction with the amended agreement, the Company committed to purchase at least six particle accelerators from PNL over the next three years.

During the six months ended June 30, 2017, the Company made the first two milestone payments, totaling $596,250, related to the initial particle accelerator. As the initial particle accelerator will be used in production after initial testing, these payments were capitalized as construction in progress within property and equipment.

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NOTE 7 - STOCKHOLDERS’ EQUITY

Common Stock

During the six months ended June 30, 2017, there were 2,410,866 shares of common stock sold. Of these, 1,882,294 shares of common stock were sold through the Company’s Regulation A (Tier 2) offering. The Company received cash of $2,709,461 and recognized a subscription receivable of $189,615 related to the sale of these shares. In connection with the Regulation A (Tier 2) offering, the Company recognized offering costs of $547,461, which reduced additional paid-in capital. The offering costs include warrants issued to StartEngine Crowdfunding, Inc., as discussed below, with a fair value of $317,571 as of June 30, 2017.

Additionally, the Company issued 500,000 shares of common stock with a fair value of $760,000 for video production services, which are included within sales and marketing expenses.

Stock Options

During the six months ended June 30, 2017, the Company granted 1,725,000 options to various employees and contractors. Each option had a life of ten years, an exercise price of approximately $0.08, and vesting terms ranging from three to four years. The Company valued the options issued during the six months ended June 30, 2017 and those options issued to contractors that are required to be revalued using the Black-Scholes pricing model on the date of grant using the following inputs:

Expected life (years)	3.29 – 6.25
Risk-free interest rate	1.9%
Expected volatility	80.0%
Annual dividend yield	0.0%

The total value of the options issued during the six months ended June 30, 2017 was $2,522,900, which will be recognized over the vesting terms.

Stock option compensation of $464,772 and $17,727 was recognized during the six months ended June 30, 2017 and 2016, respectively.

Warrants

Based on monies raised through our Regulation A offering during the six months ended June 30, 2017, the Company is required to issue 257,018 warrants to purchase shares of our common stock to StartEngine Crowdfunding, Inc. The warrants have an exercise price of $1.52 and a term of ten years. The warrants allow for adjustments to the exercise price and number of shares based on future stock dividends, stock splits, and subsequent non-exempt equity sales. The fair value of these warrants is recorded as a derivative liability and a reduction to additional paid-in capital since it is an offering cost. As of June 30, 2017, the Company had a derivative liability of $317,571 related to these warrants.

NOTE 8 – SUBSEQUENT EVENTS

Subsequent to June 30, 2017, the Company has drawn $1,223,066 out of escrow related to its ongoing Regulation A offering.

The Company has evaluated subsequent events that occurred after June 30, 2017 through September 28, 2017, the issuance date of these financial statements. There have been no other events or transactions during this time which would have a material effect on these financial statements.

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PART III

INDEX TO EXHIBITS

1.	Issuer Agreement with StartEngine Crowdfunding Inc.*

2.1	Certificate of Incorporation*

2.2	Amendment to Certificate of Incorporation*

2.3	Amended and Restated Bylaws*

2.4	First Amendment to Amended and Restated Bylaws*

4.	Form of Subscription Agreement*

6.1	Joint Development Agreement dated as of August 11, 2014 by and between Phoenix Nuclear Laboratories, LLC and the Company.*

6.2	2014 Equity Incentive Plan*

6.3	First Amendment to Joint Development Agreement, Acknowledgement and Agreement dated as of March 10, 2017 by and between Phoenix Nuclear Laboratories, LLC and the Company.

8.	Form of Escrow Agreement with Provident Trust Group LLC*

11.	Consent of Auditing Accountant, dbbmckennon

12.	Attorney opinion on legality of the offering**

13.	“Test the waters” materials*

15.	Draft offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference)*

*Previously filed.

**To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on March 21, 2018.

Rayton Solar, Inc.

/s/ Andrew Yakub

By Andrew Yakub, Chief Executive Officer of Rayton Solar, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Andrew Yakub

Andrew Yakub, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, and Chairman of the Board of Directors

Date: March 21, 2018

/s/ James Rosenzweig

James Rosenzweig, Director

Date: March 21, 2018

/s/ Mark Goorsky

Mark Goorsky, Director

Date: March 21, 2018

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